Attachment A

                      Investment Advisory Agreement
                                 between
                      Summit Mutual Funds, Inc. and
                     Summit Investment Partners, Inc.


ADVISORY FEE
The Fund shall pay the Adviser, as full compensation for all facilities and services furnished, a monthly fee computed separately for each portfolio on a daily basis, at an annual rate, as follows:

Portfolio                              Advisory Fee
---------                              ------------
SUMMIT APEX SERIES

Everest Fund                           .64% of the current value of the net assets.

Nasdaq-100 Index Fund                  .35% of the current value of the net assets.

Bond Fund                              .47% of the current value of the net assets.

Short-term Government Fund             .45% of the current value of the net assets.

High Yield Bond Fund                   .65% of the current value of the net assets.

Money Market Fund                      .35% of the current value of the net assets.

Large Cap Growth Fund                  .75% of the current value of the net assets.

SUMMIT PINNACLE SERIES

S&P 500 Index Portfolio                .25% of the current value of the net assets.

S&P MidCap 400 Index Portfolio         .30% of the current value of the net assets.

Russell 2000 Small Cap Index
Portfolio                              .35% of the current value of the net assets.

Nasdaq-100 Index Portfolio             .35% of the current value of the net assets.

EAFE International Index
Portfolio                              .56% of the current value of the net assets.

Balanced Index Portfolio               .30% of the current value of the net assets.

Lehman Aggregate Bond Index
Portfolio                              .30% of the current value of the net assets.

Zenith Portfolio                       .64% of the current value of the net assets.

Bond Portfolio                         .47% of the current value of the net assets.

Inflation Protected Plus Portfolio     .50% of the current value of the net assets.

Lifestyle ETF Market Strategy
Target Portfolio                       .55% of the current value of the net assets.

Lifestyle ETF Market Strategy
Conservative Portfolio                 .55% of the current value of the net assets.

Lifestyle ETF Market Strategy
Aggressive Portfolio                   .55% of the current value of the net assets.

Natural Resources Portfolio            .55% of the current value of the net assets.

EXPENSE LIMITATIONS

SUMMIT APEX SERIES

The Adviser will pay Total Annual Fund Operating Expenses in excess of: .65% for the Nasdaq-100 Index Fund Class I, .90% for the Nasdaq-100 Index Fund Class A, .73% for the Short-term Government Fund Class I, .98% for the Short-term Government Fund Class A, and .45% for the Money Market Fund.

Also, the Adviser has voluntarily agreed to waive its fees and/or reimburse expenses, to the extent necessary, to limit Total Annual Fund Operating Expenses to 1.10% of average daily net assets of the Large Cap Growth Fund Class I and 1.35% of average daily net assets of the Large Cap Growth Fund Class A until December 31, 2007.

SUMMIT PINNACLE SERIES

The Adviser will pay Total Annual Fund Operating Expenses in excess of: .75% for the Russell 2000 Small Cap Index Portfolio Class I, .95% for the Russell 2000 Small Cap Index Portfolio Class F, .65% for the Nasdaq-100 Index Portfolio, 1.25% for the EAFE International Index Portfolio, and 60% for the S&P 500 Index Portfolio, S&P MidCap 400 Index Portfolio, Balanced Index Portfolio and Lehman Aggregate Bond Index Portfolio.

The Adviser will also pay Total Annual Fund Operating Expenses, exclusive of Acquired Fund fees and expenses, in excess of: .75% for the Inflation Protected Plus Portfolio, Lifestyle ETF Market Strategy Target Portfolio, Lifestyle ETF Market Strategy Conservative Portfolio, Lifestyle ETF Market Strategy Aggressive Portfolio and Natural Resources Portfolio.







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